Aug. 16, 2024

For Release:     Immediately
Refer to:    Jordan Bishop; jordan.bishop@lilly.com; 317-374-1878 (Media)
    Joe Fletcher; jfletcher@lilly.com; 317-296-2884 (Investors)

Lilly announces retirement of Marschall S. Runge from its Board of Directors

INDIANAPOLIS, Aug. 16, 2024 -- Eli Lilly and Company (NYSE: LLY) announced today that Marschall S. Runge, M.D., Ph.D. is retiring from his role as an independent director of Lilly's board of directors effective Aug. 31, 2024.

Dr. Runge has served on Lilly’s board since 2013, including as a member of the board’s Science and Technology Committee and Ethics and Compliance Committee. He is currently the CEO of Michigan Medicine, executive vice president for medical affairs at the University of Michigan and dean of the Medical School, and he plans to retire on June 30, 2025. Following retirement from these leadership roles, Dr. Runge will remain on the Medical School faculty as a professor engaged in providing health care and education and will continue his passion for writing.

Dr. Runge has brought decades of experience to Lilly’s board, combining extensive knowledge as a physician and scientist with expertise in health care faculty systems, biomedical research, clinical trial design and patient safety. His practical experience as a principal investigator has offered a research-driven perspective on diabetes and obesity treatments.

“On behalf of the company and the entire board, I would like to thank Marschall for his valuable service over the last decade,” said David A. Ricks, Lilly chair and CEO. “His expertise in science and medical affairs and his patient-centric perspective have contributed to Lilly’s efforts to bring medicines to people around the world. We wish him well in his ongoing efforts to advance health care and education.”

About Lilly
Lilly is a medicine company turning science into healing to make life better for people around the world. We've been pioneering life-changing discoveries for nearly 150 years, and today our medicines help more than 51 million people across the globe. Harnessing the power of biotechnology, chemistry and genetic medicine, our scientists are urgently advancing new discoveries to solve some of the world's most significant health challenges: redefining diabetes care; treating obesity and curtailing its most devastating long-term effects; advancing the fight against Alzheimer's disease; providing solutions to some of the most debilitating immune system disorders; and transforming the most difficult-to-treat cancers into manageable diseases. With each step toward a healthier world, we're motivated by one thing: making life better for millions more people. That includes delivering innovative clinical trials that reflect the diversity of our world and working to ensure our medicines are accessible and affordable. To learn more, visit Lilly.com and Lilly.com/news, or follow us on Facebook, Instagram and LinkedIn. C-LLY